POWER OF ATTORNEY

      Each person whose signature appears below constitutes and appoints Francis J. Alfano, with full power of substitution, his/her true and lawful attorney-in-fact and agent to do any and all acts and things in his/her name and on his/her behalf in his/her capacities indicated below which he may deem necessary or advisable to enable MTM Technologies, Inc. to comply with the Securities Act of 1933, as amended, and any rules, regulations and requirements of the Securities and Exchange Commission, in connection with this registration statement including specifically, but not limited to, power and authority to sign for him/her in his/her name in the capacities stated below, any and all amendments (including post-effective amendments) thereto, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in such connection, as fully to all intents and purposes as we might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his substitute or substitutes, may lawfully do or cause to be done by virtue thereof.

/s/ Gerald A. Poch Gerald A. Poch	Chairman of the Board of Directors	July 21, 2004

/s/ Francis J. Alfano Francis J. Alfano	Chief Executive Officer (Principal Executive Officer) and Director	July 21, 2004

/s/ Alan Schwartz Alan Schwartz	Senior Vice President and Chief Financial Officer (Principal Financial and Accounting Officer)	July 21, 2004

	Chief Operating Officer and Director	July , 2004
Howard A. Pavony

/s/ Steven H. Rothman Steven H. Rothman	Executive Vice President and Director	July 21, 2004

_________________ Richard R. Heitzmann	Director	July , 2004

/s/ Amish Jani Amish Jani	Director	July 21, 2004

/s/ William Lerner	Director	July 21, 2004
William Lerner

/s/ Alvin E. Nashman Alvin E. Nashman	Director	July 21, 2004

/s/ Arnold J. Wasserman Arnold J. Wasserman	Director	July 21, 2004